EXHIBITS 5.1 AND 23.2
OPINION OF DAVIS POLK & WARDWELL LLP
September 22, 2010
Verisk Analytics, Inc.
545 Washington Boulevard
Jersey City, NJ 07310-1686
Ladies and Gentlemen:
Verisk Analytics, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 21,885,092 shares of its Class A common stock, par value $0.001 per share (the “Securities”), including 2,854,577 shares subject to the underwriters’ over-allotment option, as described in the Registration Statement. The Securities are to be offered and sold by stockholders of the Company identified in the Registration Statement.
We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we advise you that, in our opinion, when the price at which the Securities to be sold has been approved by or on behalf of the Board of Directors of the Company and the Securities have been delivered by the selling stockholders against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the Prospectus which is a part of the Registration Statement, the Securities will be validly issued, fully paid and non-assessable.
We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Common Stock” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Davis Polk & Wardwell LLP